Exhibit 99.1

ANCESTRY.COM INC. COMPLETES THE EXCHANGE OFFER

FOR ITS 11.00% SENIOR NOTES DUE 2020

PROVO, Utah, August 26, 2013 – Ancestry.com Inc. (the “Company”), a wholly owned subsidiary of Ancestry.com LLC, today announced that it has completed its offer to exchange (the “Exchange Offer”) up to $300,000,000 of its outstanding 11.00% Senior Notes due 2020 for up to $300,000,000 of its new 11.00% Senior Notes due 2020 that have been registered under the Securities Act of 1933, as amended.

$300,000,000 in principal amount of the 11.00% Senior Notes due 2020, representing 100% of the outstanding 11.00% Senior Notes due 2020, was tendered and received prior to the expiration of the Exchange Offer at 5:00 p.m., New York City time, August 26, 2013. The Company will issue certificates for the registered 11.00% Senior Notes due 2020 as soon as practicable.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy securities. The Exchange Offer was made only by means of a prospectus dated July 26, 2013.

About Ancestry.com

Ancestry.com is the world’s largest online family history resource with approximately 2.7 million paying subscribers across all its websites. More than 11 billion records have been added to the Ancestry.com sites and users have created more than 50 million family trees containing more than 5 billion profiles. In addition to its flagship site www.ancestry.com, the company operates several Ancestry international websites along with a suite of online family history brands including Archives.com, Fold3.com and Newspapers.com, all designed to empower people to discover, preserve and share their family history.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These forward-looking statements are based on information available to the Company as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the Company’s control. Information concerning additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, and in discussions in other of our Securities and Exchange Commission filings.

These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Contact:

Media:	Investors:
Heather Erickson	Mike Houston
(801) 705-7104 herickson@ancestry.com	(801) 705-7942 mhouston@ancestry.com